UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

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Leeward Investment Trust
(formerly, the Vertical Capital Investors Trust)
______________________________

(Name of the Registrant as Specified In Its Charter)
_______________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAI Energy Infrastructure and MLP Fund
A series of the Leeward Investment Trust
116 South Franklin Street
Rocky Mount, North Carolina 27804
Tel (800) 773-3863 Fax (252) 972-1908

_______________________________

SPECIAL MEETING OF SHAREHOLDERS
_______________________________

November 23, 2015
Cancellation Notice

URGENT PROXY INFORMATION

The Special Meeting of Shareholders for the MAI Energy Infrastructure and MLP Fund (the "Fund") scheduled for Tuesday, December 1, 2015 has been cancelled and permanently adjourned.

As described in the Proxy Statement mailed to shareholders dated September 25, 2015, the Special Meeting was called for the purposes of: (i) approving an Investment Advisory Agreement for the Fund with MAI Capital Management, LLC ("MAI"), the Fund's proposed investment advisor; and (ii) electing a nominee, Thomas R. Galloway, to serve as a member of the Board of Trustees.

As noted in the Supplement to the Fund's Prospectus, Summary Prospectus and Statement of Additional Information dated November 23, 2015, the Board accepted MAI's resignation as interim investment advisor to the Fund and approved the dissolution and liquidation of the Fund on November 23, 2015.  The Board determined that the dissolution and liquidation of the Fund is in the best interests of the Fund and its shareholders.  Accordingly, the Fund is expected to cease operations, liquidate its assets, and distribute the liquidation proceeds to shareholders of record on December 23, 2015.

The Supplement to the Prospectus, Summary Prospectus, and Statement of Additional Information, which contains further details regarding the closure and liquidation of the Fund, will be mailed to shareholders.  If you have any immediate questions regarding the closure and liquidation of the Fund, please call the Fund at 1-800-773-3863.

Based on MAI's resignation and the liquidation of the Fund, the Board has determined that there is no need to hold the Special Meeting of Shareholders scheduled for December 1, 2015.  Therefore, the Special Meeting of Shareholders has been cancelled and permanently adjourned.

By Order of the Board of Trustees

/s/ Theo Pitt

Theo Pitt
Chairman

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